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This Schedule 14A filing consists of the following communication relating to the proposed acquisition (the “Acquisition”) of NeoPhotonics Corporation (“NeoPhotonics”) by Lumentum (“Lumentum”), a Delaware corporation and Neptune Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lumentum (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated November 3, 2021, by and among NeoPhotonics, Lumentum and Merger Sub:

Transcript of Joint Telephone Call with Investors of Lumentum and NeoPhotonics relating to the Acquisition

The communication listed above was first used or made available on November 4, 2021.

Corrected Transcript

04-Nov-2021

Lumentum Holdings, Inc. (LITE)

Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

CORPORATE PARTICIPANTS

Jim Fanucchi
Managing Director & Head-West Coast Operations, Darrow Associates, Inc.

Alan S. Lowe
President, Chief Executive Officer & Director, Lumentum Holdings, Inc.

Timothy Storrs Jenks
President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.

Wajid Ali
Executive Vice President & Chief Financial Officer, Lumentum Holdings, Inc.

Christopher Coldren
Senior Vice President-Strategy and Corporate Development, Lumentum Holdings, Inc.

OTHER PARTICIPANTS

Rod Hall
Analyst, Goldman Sachs & Co. LLC

Alex Henderson
Analyst, Needham & Co.LLC

Samik Chatterjee
Analyst, JPMorgan Securities LLC

Simon Leopold
Analyst, Raymond James & Associates, Inc.

Michael Genovese
Analyst, WestPark Capital, Inc. (Securities)

Fahad Najam
Analyst, MKM Partners LLC

Meta A. Marshall
Analyst, Morgan Stanley & Co. LLC

Richard Cutts Shannon
Analyst, Craig-Hallum Capital Group LLC

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Emily and I’ll be your conference operator today. At this time, I’d like to welcome everyone to the Lumentum Conference Call to Discuss its Proposed Acquisition of NeoPhotonics, in Addition to a Review of Lumentum’s Q1 Fiscal 2022 Financial Results. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. The call is scheduled for approximately one hour. As a reminder, today’s call is being recorded.

At this time, I’d like to turn the conference over to Jim Fanucchi of Darrow Associates. Sir, please go ahead.

Jim Fanucchi

Managing Director & Head-West Coast Operations, Darrow Associates, Inc.

Thank you, operator. Welcome to Lumentum’s call to discuss its announcement of entering into an agreement to acquire NeoPhotonics and its fiscal first quarter 2022 earnings. This is Jim Fanucchi from Darrow Associates assisting Lumentum with its investor relations.

Joining the call today from the Lumentum management team, we have Alan Lowe, President and Chief Executive Officer; Wajid Ali, Chief Financial Officer; and Chris Coldren, Senior Vice President of Strategy and Corporate Development. We also have on the call Tim Jenks, President, Chief Executive Officer and Chairman of NeoPhotonics.

Today’s call will include forward-looking statements, including statements regarding our expectations regarding the acquisition including market opportunity; expected synergies; financial and operating results, and expectations regarding accretion; time to close; strategies of the combined company, and benefits to customers and the markets in which we operate; as well as the impact of COVID-19 and the responsive actions on our business and continuing uncertainty in this regard; trends and expectations for our products and technology; our markets; market opportunity and customers; and our expected financial performance, including our guidance; as well as statements regarding our future revenues, our financial model and our margin targets.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from our current expectations, particularly the risk factors described in our SEC filings. We encourage you to review our most recent filings with the SEC, particularly the risk factors described in the Annual report on Form 10-K for the year ended July 3, 2021 and those in the 10-Q for the quarter ended October 2, 2021 to be filed by Lumentum with the SEC. The forward-looking statements provided during this call are based on Lumentum’s reasonable beliefs and expectations as of today. Lumentum undertakes no obligation to update these statements, except as required by applicable law.

Please also note, unless otherwise stated, all results and projections discussed in this call are non-GAAP. Non- GAAP financials are not to be considered as a substitute for or superior to financials prepared in accordance with GAAP. Lumentum’s press releases with the fiscal first quarter 2022 results and transaction announcement and accompanying supplemental slides are available on its website at www.lumentum.com under the Investors section. This includes additional details about our non-GAAP financial measures and a reconciliation between our historical GAAP and non-GAAP results.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

For those following along with the presentation on today’s acquisition announcement posted on Lumentum’s website, please turn to slide 5.

Now, I will turn the call over to Alan for his comments.

Alan S. Lowe

President, Chief Executive Officer & Director, Lumentum Holdings, Inc.

Thank you, Jim. Good morning, everyone. Today is a very exciting day and we have a lot to cover. We will start with the transaction we announced earlier this morning and then we will discuss our quarterly results.

Earlier this morning, we announced that Lumentum will acquire NeoPhotonics to accelerate optical networking speed and scalability. Through this transaction, we are increasing Lumentum’s exposure to the rapidly growing 400-gig-and-above optical communication opportunity, creating even better partner for our customers, adding a talented team of photonics experts and expanding our photonics tool kit with technologies widely applicable across many markets, including silicon photonics, ultra-narrow linewidth external cavity tunable lasers and RF integrated circuits.

Before getting into the details of the many benefits of this transaction, I will first provide a brief overview of how this transaction fits with our strategy and then I will turn it over to Tim for his thoughts on today’s announcement.

Please turn to slide 6.

Lumentum is a leader in multiple growing markets which are increasingly utilizing photonics. Our more than $20 billion addressable market consists of photonics for communications, 3D sensing and LiDAR, and advanced manufacturing. In each of these markets, there are strong secular trends creating growth opportunities for Lumentum. Our strategy is to organically and inorganically invest in differentiated products and technologies in each of our markets to accelerate growth.

Over the past six years as a public company, we have made great strides in executing our strategy to grow and win, which is grounded in leveraging our broad technology and manufacturing capabilities across multiple end markets driven by durable long-term trends, developing and nurturing close relationships with market-leading customers and enabling them to win in their markets, and investing in fundamental technologies in anticipation of customer needs and then creating the best-performing and highest quality products.

Consistent with this, we have had a strategic approach to M&A that has created value for Lumentum and our stockholders. For example, we closed our acquisition of Oclaro in late 2018 and since then we have far exceeded the objectives that we set for the transaction. We also significantly exceeded our synergy targets and on an earlier timeline than when we announced the transaction.

Today is another step towards achieving our strategic objectives. We look forward to building upon our proven M&A track record and delivering enhanced value through the combination with NeoPhotonics, as we successfully integrate the company into Lumentum.

I’m now happy to turn the call over to Tim Jenks, NeoPhotonics’ President, CEO and Chairman of the Board, who is here to tell you more about NeoPhotonics and why he believes this combination is so compelling. Tim?

Timothy Storrs Jenks

President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Thank you, Alan. Good morning, everyone. I’m pleased to be here with you today. Alan, I share your enthusiasm for the future of our companies and this combination.

NeoPhotonics is a leading global developer and manufacture of lasers and optoelectronic solution for high-speed, cloud and telecom carrier networks. We are focused on being a technology innovator in high-speed 400-gig-and- above optical solutions with our ultra-pure light tunable lasers, silicon photonics, and our leading components and module technologies for speed over distance. We are confident that Lumentum is the right partner for the next phase of growth of NeoPhotonics’ business.

I believe that our combining with Lumentum can significantly accelerate our business and further position us for success. The combination scale, breadth and financial strength will help us to accelerate our customer product road maps for our leading high-speed technologies and to continue to serve our customers on a larger scale.

This combination is beneficial for all of our stakeholders. The transaction delivers immediate and substantial value to our stockholders through the cash consideration. Our talented and committed employees will benefit from having new and exciting career opportunities as a result of the enhanced scale and breadth of the combined and growing global company. And our customers will benefit from a more financially stable supplier with a much broader set of capabilities who, like NeoPhotonics, is committed to advancing photonic solutions over the long run.

I want to personally thank all of the capable employees of NeoPhotonics for their hard work, continuing innovation and persistent determination over 25 years. Our company has grown, developed new technologies, scaled and reinvented itself multiple times. Now I invite you to bring that dedication and driving spirit to this new exciting chapter.

Lastly, I want to recognize the success that Alan and the Lumentum team have achieved in the industry. I am confident that they share many of the same priorities and passions that we have for our organization going forward. And I look forward to working closely with Alan and his team to capture the great opportunities ahead for the combined company.

I would like to turn the call over to Alan for further comments.

Alan S. Lowe

President, Chief Executive Officer & Director, Lumentum Holdings, Inc.

Thank you, Tim, for the kind remarks and for your leadership in getting us to this day.

I’d now like to walk everyone through the compelling benefits of this combination. Please turn to slide 7 of the presentation. Adding NeoPhotonics expands our product portfolio, addressing rapidly growing 400-gig-and-above application in the optical communications market. The added products complement our existing portfolio and the combined company will have more comprehensive capabilities for next-generation optical networks.

The transaction creates an even better partner for our customers. It combines a broad portfolio of differentiated products and technologies that customers desire with a solid financial position. Lumentum is committed to strongly investing in innovation and manufacturing capabilities to deliver on our customers’ needs today and into the future. Feedback from our customers on this transaction has been very positive. They appreciate the logic of the combination and how they will get a better partner when the transaction closes.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

The combined company will benefit from R&D and manufacturing capabilities globally, including in Asia, North America, and Europe. This allows us to leverage a broad global talent pool to accelerate innovation. It also allows closer collaboration with market-leading customers around the world. The relevance of the combined company’s capabilities extends beyond optical communications. The combined organization will be well-positioned to pursue attractive growth opportunities in new markets.

And finally, the combination will be immediately accretive to Lumentum’s non-GAAP earnings per share following the closing, and we will deliver substantial run rate synergies contributing to continued best-in-class financial performance. Combining creates opportunities to increase efficiency and to benefit from economies at scale. We are confident that these compelling strategic merits will deliver significant long-term value to our stockholders.

Turning to slide 8, as you know, photonics are increasingly becoming a critical and enabling technology for many applications that are shaping our future. Internet, cloud, 5G and broadband access network capacity requirements continue to grow at an unrelenting pace. These increasing requirements are driven by the digital transformation of work and life, high-bandwidth video, gaming and other bandwidth-intensive applications.

Photonics technology is essential to the scaling of data center and telecom network capacity and meeting the requirements of the applications I mentioned earlier. Photonics are also increasingly playing a critical role in new approaches to manufacturing, industrial sensing, automobiles, delivery vehicles, safety, security, health care, life sciences, as well as addressing climate change. These trends create a more than $20 billion and growing total addressable market for Lumentum today, as I mentioned earlier.

Now turning to slide 9, adding NeoPhotonics accelerates Lumentum’s exposure to some of the fastest growing portions of the more than $10 billion market for optical components for communication applications. The staggering 30% compound annual growth rate in internet bandwidth is driving increasing data transmission speed and rapid growth in the number of high-speed ports in optical networks.

Shown on this slide is the anticipated growth of 400-gig-and-above telecom ports over the next five years. Growth is very robust with an expected compound annual growth rate of more than 75%. All of this highlights a significant opportunity to accelerate growth with the addition of NeoPhotonics.

Turning to slide 10, the combined company will have a broad and comprehensive product portfolio and will be well-positioned to serve the 400-gig-and-above market opportunity. Customers are looking for technology providers like Lumentum to offer a wider range of products. Customers are also looking for compelling long-term product and technology road maps that they can count on and incorporate into their future product plans. NeoPhotonics has developed a product portfolio complementary to Lumentum’s, and the combined company’s product offerings will span next-generation data centers, access, metro and long-haul applications.

Turning to slide 11, the combined company’s technologies start at the material, wafer fabrication and device physics level. This allows innovation to start from the most fundamental level, which provides long-term differentiation and customer value proposition. It also gives the combination a high degree of vertical integration and scalable low-cost manufacturing. In addition to the new technologies, NeoPhotonics also brings a talented team of engineers focused on photonics, which increases our breadth and depth of technical resources.

Turning to slide 12, the combination’s breadth of technology and vertical integration spans a wide range of photonics and electronic semiconductor materials and devices, advanced packaging and RF design, as well as electronics and software. The relevance of these capabilities extend beyond optical communications. I highlighted earlier numerous other applications that are increasingly utilizing photonics.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

An important element of Lumentum’s strategy is to leverage our capability into new markets and applications. We successfully employed this strategy in developing 3D sensing solutions as well as creating compelling commercial laser solutions for our customers, as shown on this slide. The combined organization will be well-positioned to pursue additional, attractive, new growth opportunities in new markets.

With that, I will now hand it over to Wajid to provide more details on the financial terms and benefits of this transaction. Wajid?

Wajid Ali

Executive Vice President & Chief Financial Officer, Lumentum Holdings, Inc.

Thank you, Alan. Good morning, everyone. I would like to echo Alan and Tim’s sentiment about the significant benefits of this transaction.

Please turn to slide 13. Under the terms of the transaction, which has been unanimously approved by the board of directors of both companies, NeoPhotonics’ stockholders will receive $16 per share in cash for each NeoPhotonics’ share they own. This equates to a total transaction value of approximately $918 million.

As part of the transaction, we will be providing up to a $50 million term loan to NeoPhotonics to help fund CapEx and increase working capital associated with their growth plans. The transaction cash consideration will be funded from the combined company’s balance sheet. We expect this transaction to deliver significant financial benefits and drive enhanced value for our stockholders. The transaction is expected to be immediately accretive to non- GAAP earnings per share upon closing.

Given the complementary nature of our businesses, we expect to generate more than $50 million of annual run rate synergies within 24 months of the closing of the transaction. Cost of goods sold synergies are expected to be more than 60% of this total, driven by manufacturing infrastructure and supply chain efficiencies. Operating expense synergies will be driven by organizational efficiencies related to aligning and integrating business processes post-closing and serving a similar customer base.

We currently expect the transaction to close in the second half of calendar year 2022, subject to the approval by NeoPhotonics’ stockholders, regulatory approvals and other customary closing conditions.

Now, I’ll turn the call back to Alan.

Alan S. Lowe

President, Chief Executive Officer & Director, Lumentum Holdings, Inc.

Thanks, Wajid. I want to reiterate how excited we are about the benefits of this transaction for our stakeholders.

Please turn to slide 14. For customers, the combined company will have a broader portfolio of best-in-class products and technologies. We are committed to strongly investing in innovation and manufacturing capability to deliver on their needs today and into the future. We expect this transaction will create new and exciting career opportunities for the combined set of employees, as we will be a larger company focused on growing in both existing and in new markets.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Lastly, as we discussed, we believe this transaction will create significant value for our stockholders. The transaction contributes to even stronger long-term growth opportunities. We are prepared to quickly execute plans to attain meaningful synergies, as we have done in similar prior transactions following the close.

With that, we would like to quickly discuss the highlights of our very strong first quarter results we announced this morning and our guidance for the second quarter. First quarter results were above our guidance ranges on all metrics. Our Industrial and Consumer product lines and our Commercial Lasers segment revenues were ahead of our prior expectations. Their strong performance more than offset the larger-than-anticipated impact of semiconductor shortages in our Telecom and Datacom product lines.

Despite near-term supply challenges, we are seeing a favorable demand environment that we expect will continue throughout fiscal 2022. Our markets are driven by powerful long-term trends, and customers have communicated that they are seeing accelerating end-market demand for their next-generation solutions. We’ve been successful in developing differentiated new products and designing them into market-leading customers for the next- generation solutions, many of which are just starting to ramp.

Turning to some more details. While Telecom and Datacom revenue was down quarter-on-quarter, there were a few notable highlights. Terrestrial pump laser revenue was up again from the prior quarter, as expected. As I mentioned on our last call, we are seeing the highest pump sales in many years. Elevated pump shipments frequently have been a leading indicator of future telecom demand. Also, consistent with prior trends, we had strong sequential year-on-year growth in EML revenue in our datacom chip business, driven by strong cloud end- market demand.

Looking to the second quarter, we expect Telecom and Datacom revenue to be up quarter-on-quarter due to increasing supply. However, demand is increasing even faster than supply. Our gap to second quarter demand due to semiconductor and material shortages is expected to be more than $40 million.

First quarter Industrial and Consumer revenue was up strongly quarter-on-quarter due to seasonality in the consumer market. Revenue was up 14% year-on-year to the highest first-quarter level we have ever delivered. We expect second quarter Industrial and Consumer to be down sequentially due to seasonality. On seasonality, we expect this year’s demand trends to be more like that of fiscal 20 than that of fiscal 21, since COVID-19 delayed key customer programs last year.

Commercial Lasers is recovering ahead of our original expectations, with strong kilowatt fiber laser sales. We expect second quarter lasers revenue to be up again sequentially.

With that, I will turn the call over to Wajid to run through the numbers. Wajid?

Wajid Ali

Executive Vice President & Chief Financial Officer, Lumentum Holdings, Inc.

Thank you, Alan. Net revenue for the first quarter was $448.4 million, which exceeded the top end of our guidance range. Net revenue was up 14% sequentially and down 1% year-on-year. GAAP gross margin for the first quarter was 51.8%, GAAP operating margin was 25.8% and GAAP diluted net income per share was $1.08.

First quarter non-GAAP gross margin was 55%, which was up 730 basis points sequentially and up 300 basis points year-on-year, with a better mix of products and improvements in Optical Communications and Lasers segment gross margins. First quarter non-GAAP operating margin was 35.4%, which increased 1,080 basis points sequentially and 170 basis points year-on-year. The sequential and year-on-year increase was driven primarily by higher gross margins.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

First quarter non-GAAP operating income was $158.9 million and adjusted EBITDA was $179.5 million. First quarter non-GAAP operating expenses totaled $87.8 million or 19.6% of revenue. SG&A expense was $38.8 million. R&D expense was $49 million. Other income and expense was a net expense of $0.9 million on a non- GAAP basis.

First quarter non-GAAP net income was $135.1 million and non-GAAP diluted net income per share was $1.79. Our fully diluted share count for the fourth quarter was 75.4 million. As a reminder, we changed our non-GAAP tax calculation methodology last quarter.

On the balance sheet, we ended the quarter with approximately $1.9 billion in cash and short-term investments. During the first quarter, we purchased 1.1 million of our shares for $92 million. To-date, we have purchased a total of 4.2 million of our shares for $333 million under our previously announced $700 million share buyback program.

Turning to segment details, first quarter Optical Communications segment revenue was $406 million and increased 14% sequentially due to seasonally higher revenues in Industrial and Consumer. Optical Communications segment gross margin at 55.6% increased 790 basis points sequentially and 310 basis points year-on-year, primarily due to a richer product mix.

Our first quarter Lasers segment revenue at $42.4 million increased 15% sequentially and 77% year-on-year due to the ongoing recovery from the impact of COVID-19. First quarter Lasers gross margin at 49.1% was up 60 basis points sequentially and 560 basis points year-on-year due to higher volumes.

Now on to our guidance for the second quarter of fiscal 22, which is on a non-GAAP basis and is based on our assumptions as of today. We expect net revenue for the second quarter of fiscal 22 to be in the range of $435 million to $455 million. This guidance incorporates more than $40 million of unsatisfied demand due to shortages of semiconductors and other materials. Based on this, we project second quarter operating margin to be in the range of 30% to 32%, and diluted net income per share to be in the range of $1.47 to $1.64.

Our non-GAAP EPS guidance for the second quarter is based on a non-GAAP annual effective tax rate of 14.5%, resulting in a tax expense of approximately $20 million at the midpoint. These projections assume an approximate share count of 75.4 million, and interest and other income and expense that is a net expense of approximately $1 million.

With that, I’ll turn the call back to Jim to start the Q&A session. Jim?

Jim Fanucchi

Managing Director & Head-West Coast Operations, Darrow Associates, Inc.

Thank you, Wajid. Before we start the question-and-answer session, I would like to ask everyone to keep to one question and one follow-up. This should help us get to as many participants as possible before the end of our allotted time.

Operator, let’s begin the question-and-answer session.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

QUESTION AND ANSWER SECTION

Operator: Thank you very much. [Operator Instructions] Our first question today comes from Rod Hall from Goldman Sachs. Rod, your line is open.

Rod Hall Analyst, Goldman Sachs & Co. LLC	Q

Great. Thanks for the question, guys. I guess I wanted to start with the acquisition, Alan, and just there’s been a cadence of deals here. You had the Coherent deal which of course didn’t end up happening. Now you’re doing this one. I mean, just curious for how you see this landscape. Do you think that there is more consolidation to go for? Obviously, there are other assets out there. Do you feel like you’ve got a fairly complete portfolio now? I’m just curious kind of how you see the landscape given this announcement. Then I’ve got a follow-up.

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Thanks, Rod, for the question. Yeah. First of all, we’re really excited about coming together with NeoPhotonics. I think it’s right – it fits right in with our strategy. I don’t want to speculate on if there’s more and more, but I do think we’re going to continue to invest both in organic growth for existing markets as well as new markets and do strategic M&A as we look forward.

But I think we’ll focus right now on making sure that NeoPhotonics acquisition is highly successful and it gets the results that we talked about in today’s call.

Rod Hall Analyst, Goldman Sachs & Co. LLC	Q

Okay. And thanks, Alan. And then on the earnings themselves, that 3D sensing is a lot better, I think, than you even expected. I’m curious what drove that. Are you seeing a lot better share here than you maybe thought you would have back in spring? And then I also – Wajid, if you could dig into your gross margin comment. You said driven by higher gross margins, I assume, as opposed to mix. But could you drill into that a little bit and help us understand, is that pricing or what’s going on there? Thanks.

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Yeah. I’ll take the question on 3D sensing. As we said in the prepared remarks, we believe that this product cycle is much like it was two years ago when there was no delays in the ramp-up products for one of our customers or lead customer. I can’t really comment on share. I can only comment on what our customers asked us to ship and produce for them. And we make every possible effort to make sure they want to buy as much as they can from us, and that’s what we’re continuing to focus on with quality, delivery performance, and competitive pricing.

So, we’re very happy with our first quarter and the results in 3D sensing and expect that continue to do quite well with respect to existing products in 3D sensing as well as the new opportunities for new products and new markets for 3D sensing.

Wajid, do you want to handle the gross margin comment?

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Wajid Ali Executive Vice President & Chief Financial Officer, Lumentum Holdings, Inc.	A

Yeah. Sure. So, as you see, Rod, we’ve seen increasing gross margin across both segments. And that increasing gross margins has not only been sequential, but it’s also been year-over-year. As we noted in our prepared comments, our Lasers business is doing quite well and the year-over-year gross margin improvement in that part of the business has been driven by higher volumes, which are really helping our manufacturing overhead expenses. And obviously, our product mix this quarter played a big hand as well in the better gross margins that we saw versus what we had expected. So, I’d say it’s both of those things coming together.

Operator: Our next question comes from Alex Henderson from Needham. Alex, your line is open.

Alex Henderson Analyst, Needham & Co. LLC	Q

Thank you very much. Just first off, congratulations to Lumentum on a great acquisition and also to Neo for joining a great company. So, I think it’s a superb transaction for both companies.

I wanted to get a little bit more granularity on what Neo reported here as part of their conference call, as this is also their earnings call, and to what extent do you see some overlap on the product lines between your old Oclaro line that you guys have, your Coherent products? And what kind of success Neo is reporting relative to the ramp of the 400-gig ZR products? And how important was that in your thinking as those new products obviously are in the headlines?

Timothy Storrs Jenks President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.	A

Thanks, Alex. This is Tim Jenks. First of all, we’re very excited about this transaction. The combination will serve our customers very well for all the reasons that we outlined in our prepared remarks. The situation right now for us is that our business is quite strong. We do have headwinds from supply chain, but as we’ve seen in our current quarter, results are strong and it does reflect the overall supply chain for 400ZR products.

The initial deployments have started, a number of customers using our products and theirs as well. And so, we think that that also bodes well going forward for the next quarter and the next year. Again, we’re continuing to work all of the issues, as many others in the industry are, with supply chain. But all the trends are positive.

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

And Alex, if I could answer your question about where do the products fit. I think, fundamentally, the products and technology that NeoPhotonics brings to Lumentum are very, very complementary. Silicon photonics, external cavity narrow linewidth lasers, all those things, and RF drivers and TIAs, all those things are very, very complementary and will fit in quite nicely with the combined portfolio. So, we’re very excited about the transaction as well. So, thanks for the endorsement.

Alex Henderson Analyst, Needham & Co. LLC	Q

So, the second question if I could you. You mentioned $40 million worth of supply constraints in the guide, but you didn’t say what the supply constrained impact was in the current quarter for either company. I’m just hoping you could give us some sense of what was the constraint at Neo, what was the constraints at Lumentum in the printed numbers. Thanks.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Yeah. As we went through the quarter, it actually got tougher. And so, we had – it was more than $30 million in Q1. And even with the increased supply of semiconductors during Q2 and the increased output in our Telecom and Datacom business, demand is growing stronger than that increase and that’s what led us to the $40 million gap between demand and supply.

And as I talk to customers, their outlook is very strong through the balance of the fiscal year. So we’ve got some work to do to catch up with that demand given the current situation with semiconductors and other materials.

Tim, do you want to handle the impact on your September quarter?

Timothy Storrs Jenks President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.	A

Sure. The situation we’ve seen is similar, obviously not of the same magnitude. Semiconductors is an ongoing challenge. So, we had very strong demand and we’re definitely supply constrained, not demand constrained, but that was certainly to the tune of several million dollars of opportunity. But, for us, the important thing, we were at the high end of our range and we regained non-GAAP profitability in the quarter and we felt quite good about that where we have the ongoing challenges of semiconductors.

Operator: Our next question comes from Samik Chatterjee from JPMorgan. Samik, the line is open.

Samik Chatterjee Analyst, JPMorgan Securities LLC	Q

Yes. Hi. Thanks for taking my question. I guess, Alan, if I just, on the surface, look at this deal compared to the Coherent one, which did not go through, I mean on the surface it looks like the messaging with Coherent or the strategic intent with Coherent was to take your technology to newer end markets and you were looking at a broad-based of end markets that were very different from communication relative to that in NeoPhotonics, and the acquisition here seems to be more concentrating your revenues in the communications vertical.

So, just I guess in terms of the question itself, like, has there been a change in the intent of where the strategic direction of the company is with M&A? Are you looking to kind of focus more on the communications vertical versus what was more implied in the Coherent transaction about diversifying into newer end market? And I have a follow-up, please.

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Thanks, Samik. First of all, I think this fits right in with our strategy to be the best possible supplier to our customers and I think giving us a broad portfolio of products that meet our current customers’ needs, is step one. And I think it’s very exciting that we’re going to have both incredible teams be able to get together and accelerate innovation both in the communications market, as you talk about, but also what we can do outside of the communication front.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

So I look at this as both bolstering our efforts in communications, but also enabling photonics and get these resources together, enabling the teams to use their capabilities to look at new markets that we’ve talked about and be able to accelerate our entrance into those new markets. So I think this is something – I’ve known Tim for over 10 years. We talked on and off. This was the right time for this transaction. And I couldn’t be more excited about it, given where we are on our strength in transport, their strength in transmission, and the growth opportunities ahead is pretty exciting.

Samik Chatterjee Analyst, JPMorgan Securities LLC	Q

And for my follow-up, if I can just ask, and I don’t know if this is more a question for Tim or you, but what was the process in this case? Was it – were there multiple bidders? Was this a bidding process? Or do you – like, were there any other interested parties? Or like similar to – just trying to compare the processes here to Coherent. Thank you.

Timothy Storrs Jenks President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.	A

Okay. Thanks for that. This is Tim. What I can tell you about that is I’ve been in this industry for two decades and we know the industry very well. We know the strategic landscape very well. So, what we wanted to do is we wanted to be able to scale our business for the opportunities we face and, in doing that, our board of directors as well as our management was very well advised.

We think that this transaction is the right path forward for NeoPhotonics. It really delivers on immediate value to our shareholders. It provides us a larger platform to scale the innovations that we brought to the market as product solutions and, of course, all the details of what transpired will, of course, be published in our proxy shortly.

Operator: Our next question comes from Simon Leopold from Raymond James. Simon, the floor is yours.

Simon Leopold Analyst, Raymond James & Associates, Inc.	Q

Great. Thanks for taking the question. I guess, I certainly see the logic and its potential for synergies, but there’s one key difference in terms of how the two companies have operated that I want to get an understanding of the plan here. Specific example I’m talking about is Lumentum’s decision to exit some low-margin businesses. So, for example, your datacom transceivers, you focused on chips, and we’ve seen the margin improvement. Whereas NeoPhotonics has pursued a mission that includes selling ZR and not just laser chips.

And so, while we don’t necessarily know exactly the gross margin implications, it seems contrary to the strategy Lumentum’s followed over the last couple years. So, could you help us understand how you’re thinking about that particular philosophy and how it may apply to the combined company?

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Sure. Thanks for the question, Simon. This is Alan. We will kick off the integration planning that will make decisions about what to do going forward to capture those synergies, number one, but also look at how do we improve the gross margins. And as Wajid talked about, getting $50 million of synergies, of which 60% or more will come from cost of goods sold, I truly believe we’ll get that in rapid fashion. So we have not looked at the details of all the products that they have.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

I think it’s a little bit different with NeoPhotonics because they’ve got everything that goes into those boxes. So, if you look at the ZR, they’ve got the silicon photonics, they’ve got the RF ICs, they’ve got the external cavity narrow linewidth lasers. And I think with their combined manufacturing and technology together, we can drive gross margins that will get more towards our model than where we are today.

So, I think it’s just an exciting time. As we get through the integration planning, we’ll have more concrete idea what actions need to take place to drive those synergies and drive improved performance. But I’ll tell you, the teams are ready and I think we’ll come out of this extremely well-positioned and our customers are going to be extremely happy as well.

Simon Leopold Analyst, Raymond James & Associates, Inc.	Q

Great. And just as a follow-up. You did comment on 3D’s seasonality being sort of more normal than last year, which makes sense. But I want to get a better understanding of what you’re seeing in terms of the market share moves, because it appears that you’ve gained some share in this product cycle around the newest models. Just want to make sure that it’s not a rising tide floats all boats only, but also some share shifts that you’re experiencing. Thank you.

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Yeah. Thanks, Simon. I think with anything, as our customer – our lead customer counts on us for new product introductions and new product ramps. They don’t tell us what the share is that we get, but I can tell you we’re going to be there for them on this product ramp, on their next product ramp. And if that means that we get more share as new products get introduced, then so be it. And I think that’s probably the case here. But don’t know because they don’t tell us and we haven’t seen what our competitors have done.

I would say that we’re extremely focused on being the partner of choice and getting them what they need when they need it at the quality levels they need and, again, giving them no excuses to want to move any business anywhere else. So I think we’re extremely well-positioned now and into the future with our lead customers. But also with the new market opportunities that we’ve been talking about, that is starting to become real and I think, over the coming years, it’s going to be a significant contribution to our overall business.

Operator: Our next question comes from Michael Genovese from WestPark Capital. Michael, your line is open.

Michael Genovese Analyst, WestPark Capital, Inc. (Securities)	Q

Okay. Great. Thanks very much. In Telecom/Datacom, I just wanted to get a better understanding of the products that were constrained and the implications for the rest of the industry. So, I’m assuming that it was a very high percentage of that was ROADMs and so that the ROADM shipments must have been very low. And I’m wondering if that’s why all the system vendors keep talking about footprint bills being pushed out. So, can you comment on those questions, please?

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Sure. I mean, the shortages are not just one or two different suppliers, and they do impact more than just ROADMs. But as you surmise, ROADMs and line cards have the heaviest concentration of semiconductors on them. And so, therefore, getting all of those parts – we need them all to be able to ship a unit. So, those are certainly being impacted. But that’s – our transmission products are not able to escape some of the shortages as well. So we’ve impacted also on some of our transmission products. But I’d say that more than half of it is in the ROADMs and ROADM line cards.

Michael Genovese Analyst, WestPark Capital, Inc. (Securities)	Q

Are there any shortages in Datacom?

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Well, keep in mind, our Datacom business is a chip business. We pretty much control the entire supply chain from buying a substrate to doing the wafer processing, the back-end testing and processing. So I would say, no, the Datacom is not impacted by semiconductor supply chain, but impacted by our ability to ramp our EMLs as fast as the demand for the hyperscalers that want the latest and greatest speeds in our EML business – our EMLs chips. And so, that’s what’s constraining our Datacom business.

Michael Genovese Analyst, WestPark Capital, Inc. (Securities)	Q

That’s great color, Alan. And then I just wanted to ask Tim...

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

But, again – sorry, I was just going to add to that that our EML business has over the last five quarters has approximately doubled. And so we’re continuing to add capacity and expect that through to the first half of the calendar year that EML business will benefit from the additions we talked about over a year ago and those are coming online now.

Go ahead, Michael, ask your second question.

Michael Genovese Analyst, WestPark Capital, Inc. (Securities)	Q

Thanks for that. I just want to ask Tim, since this is my chance. I mean, you talked a little bit around these issues, but I just want to ask very directly since there’s a chance for an update on the hyperscale qualifications for your ZR modules, if there’s anything to report there.

Timothy Storrs Jenks President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.	A

Sure, happy to. These are ongoing, multiple customers. We’re shipping units in the smaller volumes, not in the high volumes, and I think those are on track. The major hyperscalers are generally still in process on their source selections beyond their initial source.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Michael Genovese Analyst, WestPark Capital, Inc. (Securities)	Q

Perfect. Just congratulations on the deal to all of you. I think it’s a great combination and I’d prefer to following it. Thanks.

Timothy Storrs Jenks President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.	A

Thanks, Michael.

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Thanks, Michael.

Operator: [Operator Instructions] Our next question comes from Fahad Najam from MKM Partners. Fahad, please go ahead.

Fahad Najam Analyst, MKM Partners LLC	Q

Thank you for taking my question. Alan, I wanted to visit your strategy on vertical integration because NeoPhotonics, as you mentioned, is significantly more vertically integrated than you are, especially having a well developed fab for EML lasers. What is your strategy going forward? When you highlighted the gross margin savings of $50 million, are you assuming that you will utilize NeoPhotonics’ infrastructure and kind of reduce your exposure to your third-party fab and contract manufacturing suppliers? Can you elaborate a little bit more there? And then I have a follow-up question on your earnings.

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Sure. Well, first of all on our EML business, we are vertically integrated as well, and that’s within our control to add the capacity and that we’ve talked about. I think what NeoPhotonics brings is, again, a complementary set of products that really fit in well with us. We have not started the integration planning. And as we did with Oclaro, we’re going to be very thoughtful with respect to what we do, make sure we’re supporting our customers and making sure that we are very thoughtful in that integration planning to capture those synergies, but also, as I said earlier, to capitalize on two great teams coming together and accelerating innovation.

So, our 3D sensing is mostly outsourced, as you say, but not our Datacom business. And I think from that perspective, the 3D sensing business is so large, I don’t think it would fit into Tim’s fab. But we haven’t gotten to that stage to figure out how to do that integration planning.

Tim, do you have something to add?

Timothy Storrs Jenks President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.	A

Yeah. I think with respect to laser diodes, I think this is also a situation where we have a very, very broad capability now. There are EMLs lasers, there are DFB lasers, there are DFB lasers that are used in silicon photonics-based transceivers, and then there are devices such as silicon photonics modulators and drivers that we do. And all of these becomes a very broad portfolio to enhance the competitive strength for these kinds of devices. So, again, I think it’s very complementary with very little overlap.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Fahad Najam Analyst, MKM Partners LLC	Q

Appreciate the answer. On the earnings, Alan and Wajid, can you comment about the pricing environment? The gross margin is obviously very impressive and product mix contributed to that. But, one, are you seeing relatively a more disciplined pricing environment out there? And also, are you increasing prices of your products as you incur higher costs?

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Well, I’d say this, our customers like prices to come down over time and our prices do come down over time. Our engineering team and manufacturing operations team continue to drive our cost down. And the combined price reductions and cost reductions have led to our gross margins, as you see.

We have not passed on the increases that we’ve seen or the spot buys we’ve had to make on semiconductors to our customers, and I think they recognize that and value the partnership, because we’re not in this for next quarter, we’re in this for the long-term with our customers. And I think the combination with NeoPhotonics is a signal to our customers that we are here for them. And the more we are recognized as partners to them, the more business they’ll give us and the more growth we’ll get.

So, I think our focus is to be our customers’ partner of choice, so that they want to give us more and more business. As the supply frees up from the semiconductor area, I think we’re going to come out of this in a great, great position.

Operator: Our next question comes from Meta Marshall from Morgan Stanley. Meta, please go ahead.

Meta A. Marshall Analyst, Morgan Stanley & Co. LLC	Q

Great. Thanks. Appreciate kind of the commentary about 3D sensing following more of the 2020 pattern than the – sorry, the 2019 versus 2020 pattern. But just given kind of the delay that they’re having with their whole supply chain, I just wanted to get a sense of are they telling you to kind of pause any orders or just they would like to accumulate as much inventory as possible just given some of the delays on their part?

And then second question, you spoke a lot about kind of going into new markets with NeoPhotonics or with a combination. I’m just getting the sense of do you feel like you have some of those customer relationships today or would kind of take forming some of those customer relationships along with the products?

Thanks.

Christopher Coldren Senior Vice President-Strategy and Corporate Development, Lumentum Holdings, Inc.	A

Okay. Yeah. This is Chris. I’ll get started on it and then Alan will chime in. In terms of 3D sensing seasonality, I mean I think that we’re not being told to slow down. We’re seeing very regular order flow from customers. And again, we expect the seasonality to be like two years ago, and we’re not seeing anything from an order trend that would contradict that.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

In terms of new markets, we’ve got a couple of ways we’re attacking new markets, right? We have existing customers that need more and diverse technologies from us. So, for example, we’ve been talking about for several quarters of being designed in and continuing to win design wins in LiDAR and industrial sensing, if you will, with our VCSEL array chips. As well, we view some of the technology coming from this acquisition being very applicable in that space. The external cavity tunable lasers is a very unique technology that can also be used in areas like LiDAR as well as in satellite communications and other markets.

So, we view it both as a technology tool kit to add to our existing customer relationships where we only have part of the puzzle, as well as when you take that tool kit together, it certainly enables us to have a more compelling value proposition when we walk in and meet a new customer for the first time and say, look at what we can do together. So, overall, it’s very much a win-win in existing markets as well as the opportunity to pursue new markets.

Meta A. Marshall Analyst, Morgan Stanley & Co. LLC	Q

Great. Thank you.

Operator: We have time for one more question, which comes from Richard Shannon from Craig-Hallum. Richard, please go ahead.

Richard Cutts Shannon Analyst, Craig-Hallum Capital Group LLC	Q

Well, great. Thanks for taking my questions. My first one is both for Alan and Tim on the deal here. Do you see any potential anti-trust issues, and I specifically refer to Coherent lasers for both companies. Both companies have a position in a fairly oligopolistic market? So, I want to get your take on that one first.

Alan S. Lowe President, Chief Executive Officer & Director, Lumentum Holdings, Inc.	A

Sure, Richard. I’ll give you my perspective and Tim can chime in. As I said though, we believe the products are very, very complementary. Their external cavity narrow linewidth tunable laser is very differentiated from anything we do. And I think as you look through silicon photonics and RF drivers and TIAs and things like that, very, very complementary. And so, we’ve had a lot of advice getting up to this point in time from advisors, and wouldn’t be going into this merger agreement if we weren’t confident we would get through all of the regulatory approvals.

Tim, do you have anything to add?

Timothy Storrs Jenks President, Chief Executive Officer, Director and Chairman of the Board, NeoPhotonics Corp.	A

Well, Richard, I appreciate the question. I think the – all of the kind of deep technology products that Lumentum offers or that NeoPhotonics offers, actually when it comes down to what customers buy, there actually is a surprisingly small amount of direct overlap. And I think that applies to the different types of lasers that we each provide as well. And I think that will service well for the purposes of being a very strong competitor going forward. But, as Alan said, we’ve looked at this pretty hard and we feel actually quite good about it. So, thanks.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Richard Cutts Shannon Analyst, Craig-Hallum Capital Group LLC	Q

That’s it.

Operator: I’m afraid, we have no time for any further questions. I’ll now hand back to Alan Lowe to complete today’s conference call.

Alan S. Lowe

President, Chief Executive Officer & Director, Lumentum Holdings, Inc.

Thank you, Emily. I want to reiterate how excited we are about the benefits of this transaction we announced this morning for all of our stakeholders, and I look forward to welcoming the NeoPhotonics team to Lumentum. I’m eager to see the creativity and innovation the combined companies will bring to the market. I would like to thank everyone for attending and this concludes our call for today. Thank you.

Operator: Thank you, everyone, for joining us today. As Alan said, this now concludes our conference call. So, please now disconnect your lines. Have a lovely day, everyone.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and our expectations, strategy, plans or intentions regarding it. Forward-looking statements in this communication include, but are not limited to, (i) expectations regarding the timing, completion and expected benefits of the proposed transaction, (ii) plans, objectives and intentions with respect to future operations, customers and the market, and (iii) the expected impact of the proposed transaction on the business of the parties. Expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the risk that the transaction may not be completed in a timely manner or at all; the ability to secure regulatory approvals on the terms expected in a timely manner or at all; the effect of the announcement or pendency of the transaction on our business relationships, results of operations and business generally; risks that the proposed transaction disrupts current plans and operations; the risk of litigation and/or regulatory actions related to the proposed transaction; potential impacts of the Covid-19 pandemic; changing supply and demand conditions in the industry; and general market, political, economic and business conditions. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the Securities and Exchange Commission, including reports filed on Form 10-K, 10-Q and 8-K and in other filings made by NeoPhotonics and Lumentum with the SEC from time to time and available at www.sec.gov. These forward looking statements are based on current expectations, and with regard to the proposed transaction, are based on Lumentum’s and NeoPhotonics’ current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by NeoPhotonics and Lumentum, all of which are subject to change.

The parties undertake no obligation to update the information contained in this communication or any other forward-looking statement.

Additional Information and Where to Find It

This communication is being made in respect of a proposed business combination involving Lumentum and NeoPhotonics. NeoPhotonics will file relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transaction, including a proxy statement on Schedule 14A. Under the proposed terms, promptly after filing its proxy statement with the SEC, NeoPhotonics will mail or otherwise make available the proxy statement and a proxy card to each stockholder entitled to vote at the annual meeting relating to the proposed transaction. NEOPHOTONICS STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

LUMENTUM AND NEOPHOTONICS URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available and filed) free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Lumentum (when they become available) may be obtained free of charge on Lumentum’s website at www.lumentum.com or by contacting Lumentum’s Investor Relations Department at investor.relations@lumentum.com. Copies of documents filed with the SEC by NeoPhotonics (when they become available) may be obtained free of charge on NeoPhotonics’ website at https://ir.NeoPhotonics.com/ by contacting NeoPhotonics’ Investor Relations at ir@NeoPhotonics.com.

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Lumentum Holdings, Inc. (LITE) Acquisition of NeoPhotonics Corp by Lumentum Holdings Inc Call - Lumentum Q1 2022 Earnings	Corrected Transcript 04-Nov-2021

Participants in the Solicitation

The directors and executive officers of NeoPhotonics may be deemed to be participants in the solicitation of proxies from the stockholders of NeoPhotonics in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding NeoPhotonics’ directors and executive officers is also included in NeoPhotonics’ proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2021. These documents are available free of charge as described in the preceding paragraph.

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